Exhibit 99.1

June 13, 2006

News Release

Source: EnXnet, Inc.

EnXnet Receives First Multimedia Gift Card(tm) Order From DMC Athletics & Rehabilitation Clinic

Tulsa, OK, June13, 2006 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that New Jersey based DMC Athletics & Rehabilitation has placed the first order for EXNT's Multimedia Gift Card(tm) utilizing the revolutionary ThinDisc(tm) technology.

This marks the first order ever received for the Multimedia Gift Card(tm) made possible by the revolutionary technology that was created by EnXnet. This particular order is for the programmable CD gift card that will be loaded with approximately 2 minutes of video content. This initial order is for 1,000 of the gift cards. DMC will be using these cards initially as a promotional tool for distribution to athletic centers, doctor's offices, high schools and colleges in and around the Tri-State area of NJ/NY/CT. However, additional orders are expected to be placed by DMC for the DVD Multimedia Gift Card(tm) for several promotional purposes including use as a gift card through the end of the year and ongoing into the future.

David M. Cunic, Owner of DMC Athletics & Rehabilitation, Inc., stated, "I have never seen such a multifaceted marketing tool. We expect this Multimedia Gift Card(tm) to really make a big impact on the growth of our business. We also look forward to utilizing the many different aspects and functions of the Multimedia Gift Card(tm) well into the future as we expand and franchise out DMC's operations."

EnXnet has had to make adjustments to the manufacturing process for the DVD version gift card due to problems with the manufacturing line and molds. All of these adjustments should be completed in the coming weeks. These manufacturing adjustments are not necessary for the programmable CD gift card. However, the marketing and distribution firms will put into place a mass marketing program for the Multimedia Gift Cards(tm) once the adjustments to the DVD gift card are completed. The DVD gift card is the most desired version of the gift cards offered by EXNT and is expected to generate the lion's share of the sales from this product line.

Ryan Corley, CEO of EnXnet, Inc., stated, "It truly is wonderful to finally bring this product to market. We are waiting with great anticipation and excitement for everything to be completed on the DVD version of the gift card so we can offer a complete portfolio of gift cards and gift card applications."

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004